As filed with the Securities and Exchange Commission on June 29, 2004
                                                           Registration No. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   __________

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   __________

                                 RADVISION LTD.
             (Exact name of registrant as specified in its charter)

                     Israel                               None
          (State or other jurisdiction      (I.R.S. Employer Identification No.)
        of incorporation or organization)

               24 Raul Wallenberg Street, Tel Aviv, 69719, Israel
               (Address of Principal Executive Offices) (Zip Code)

                                 RADVISION LTD.
                         2000 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)
                                    __________

                                 RADVision, Inc.
                            Attn: Khristine Koptchev
                         266 Harristown Road, Suite 201
                           Glen Rock, New Jersey 07450
                     (Name and address of agent for service)

                                 (201) 689-6300
          (Telephone number, including area code, of agent for service)

                                   Copies to:

  Steven J. Glusband, Esq.                    Arnold Taragin, Esq., Adv.
Carter Ledyard & Milburn LLP          Corporate Vice President & General Counsel
        2 Wall Street                         R    ADVision Ltd.
   New York, New York 10005                  24 Raul Wallenberg Street,
        (212) 732-3200                        Tel Aviv, 69719, Israel
                                                (972)-(3)-767-9344


                                 ______________

                                              CALCULATION OF REGISTRATION FEE

=============================== ===================== ====================== ======================== ===================

                                                        Proposed maximum                                  Amount of
   Title of securities to be        Amount to be       offering price per        Proposed maximum      registration fee
          registered                 registered             share (1)        aggregate offering price        (2)
------------------------------- --------------------- ---------------------- ------------------------ -------------------
------------------------------- --------------------- ---------------------- ------------------------ -------------------

Ordinary Shares, par value
NIS 0.1 per share.........         795,290 shares               $12.07                  $9,599,150.30          $1,216.21
------------------------------- --------------------- ---------------------- ------------------------ -------------------
------------------------------- --------------------- ---------------------- ------------------------ -------------------

Ordinary Shares, par value
NIS 0.1 per share.........          90,000 shares (3)            $6.55                       $589,500             $74.69
------------------------------- --------------------- ---------------------- ------------------------ -------------------
------------------------------- --------------------- ---------------------- ------------------------ -------------------

Ordinary Shares, par value
NIS 0.1 per share.........          90,000 shares (3)           $12.12                     $1,090,800            $138.20
------------------------------- --------------------- ---------------------- ------------------------ -------------------
------------------------------- --------------------- ---------------------- ------------------------ -------------------

Ordinary Shares, par value
NIS 0.1 per share.........          50,000 shares (4)           $12.12                       $606,000             $76.78
                                    _____________               ______                       ________             ______
------------------------------- --------------------- ---------------------- ------------------------ -------------------
------------------------------- --------------------- ---------------------- ------------------------ -------------------

Total.....................      1,025,290 shares                     -                 $11,847,186.64          $1,505.88
------------------------------- --------------------- ---------------------- ------------------------ -------------------

-------------------------------------------------------------------------------------------------------------------------

 (1) Calculated pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($12.38 and $11.69) of an Ordinary Share as quoted on the Nasdaq National Market System on June 24, 2004. In the case of shares purchasable upon exercise of outstanding options, such assumed offering price is the exercise price provided for in the relevant option.

 (2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0001267

 (3) Represents shares that may be issued to Mr. Gad Tamari pursuant to options granted to him pursuant to the authorization of the shareholders of the Registrant.

 (4) Represents shares that may be issued to Mr. Yossi Atsmon pursuant to options granted to him pursuant to the authorization of the shareholders of the Registrant.

         Ordinary Shares of the Registrant for issuance pursuant to the Plan have previously been registered under a Registration Statement on Form S-8 (Registration No. 333-66250).
                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                EXPLANATORY NOTE



                  The purpose of this Registration Statements is to register additional Ordinary Shares for issuance under the Registrant's Share Option and Compensation Plan, as amended and restated, and with respect to option grants authorized by the shareholders of the Registrant.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE


         The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 000-21218), are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

         (c) The Registrant's Current Reports on Form 8-K dated April 29, 2004 and May 20, 2004; and

         (d) The description of the Registrant's Ordinary Shares contained in Amendment No. 1 to the Registration Statement on Form 8-A of the Registrant filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.           DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.           INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

Office Holder Insurance

      The Registrant's Articles of Association provide that, subject to the provisions of the Israeli Companies Law, the Registrant may enter into a contract for the insurance of the liability of any of its office holders with respect to:

      o    a breach of his duty of care to the Registrant or to another person;

      o a breach of his duty of loyalty to the Registrant, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Registrant's interests; or

      o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

      The Registrant's Articles of Association provide that it may indemnify an office holder against:

      o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and

      o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by the Registrant or instituted on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

      The Registrant's Articles of Association also include the following:

      o The Registrant is authorized to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to specified events which the Board of Directors deems to be anticipated and limited in amount determined by the Board of Directors to be reasonable under the circumstances.

      o The Registrant is authorized to indemnify retroactively an office holder.

Limitations on Insurance and Indemnification

      The Israeli Companies Law provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

      o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

      o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

      o any act or omission done with the intent to derive an illegal personal benefit; or

      o    any fine levied against the office holder.

      In addition, under the Israeli Companies Law, undertaking to indemnify or indemnification of, exculpation of, and procurement of insurance coverage for, the Registrant's office holders must be approved by its audit committee and board of directors and, in specified circumstances, by its shareholders.

      The Registrant has indemnified its office holders to the fullest extent permitted by law. The Registrant currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $15.0 million.

Item 7.          EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.          EXHIBITS.


Exhibit No.
-----------

 5           Opinion of Arnold Taragin, Esq., Adv...............................

23.1         Consent of Arnold Taragin, Esq., Adv. (included in Exhibit (5))....

23.2         Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young
             Global.............................................................

24           Power of Attorney (see page 8 )....................................

Item 9.          UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                           provided, however, that paragraphs (l)(i) and (l)(ii)
                  above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on June 29, 2004.

                                     RADVISION LTD.

                                     By: /s/ Gad Tamari
                                         ---------------------------------
                                         Gad Tamari
                                         Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gad Tamari and Tsipi Kagan, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of RADVision Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 29, 2004, by the following persons in the capacities indicated.

   Signature                                  Title
   ---------                                  -----

   /s/ Zohar Zisapel
   -------------------------------
   Zohar Zisapel                              Chairman of the Board of Directors

   /s/ Gad Tamari
   -------------------------------
   Gad Tamari                                 Chief Executive Officer, President
                                              and Director

  /s/ Tsipi Kagan
  --------------------------------
   Tsipi Kagan                                Chief Financial Officer

   /s/ Joseph Atsmon
   -------------------------------
   Joseph Atsmon                              Director

   /s/ Efraim Wachtel
   -------------------------------
   Efraim Wachtel                             Director

   /s/ Andreas Mattes
   -------------------------------
   Andreas Mattes                             Director

   /s/ Liora Katzenstein
   -------------------------------
   Liora Katzenstein                          Director

   RADVision Inc.
   By: /s/ Khristine Koptchev                 Authorized Representative in the
      ----------------------------            United States